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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-05304, 333-06886 and 333-77391 pertaining to the Gemstar International Group Limited 1994 Stock Incentive Plan, 333-31074 pertaining to NuvoMedia, Inc. 1997 Stock Plan, 333-31170 pertaining to SoftBook, Inc. 1996 Stock Plan, 333-42720 pertaining to TV Guide, Inc. 401(k) Plan and 333-96407 pertaining to TV Guide, Inc. Equity Investment Plan) of our report dated March 25, 2003, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. included in the Annual Report (Form 10-K/A amendment No. 3) for the year ended December 31, 2001.

                                        /s/ Ernst & Young LLP

Los Angeles, California
March 31, 2003